Exhibit 21

Subsidiaries of Plum Creek Timber Company, Inc.

State of Formation is Delaware unless otherwise noted:

Plum Creek Timberlands, L.P.

Plum Creek Timber I, L.L.C.

Plum Creek Ventures I, L.L.C.

Plum Creek Timber II, L.L.C.

Plum Creek Manufacturing, L.P.

Plum Creek Maine Timberlands, L.L.C.

Plum Creek Southern Timber, L.L.C.

Plum Creek South Central Timberlands, L.L.C.

Plum Creek Manufacturing Holding Company, Inc.

Plum Creek Marketing, Inc.

Plum Creek Northwest Lumber, Inc.

Plum Creek Northwest Plywood, Inc.

Plum Creek MDF, Inc.

Plum Creek Southern Lumber, Inc.

PC Timberland Investment Company

Plum Creek Investment Company (Oregon)

Plum Creek Land Company

Plum Creek Maine Marketing, Inc.

Highland Resources, Inc.

Cypress Creek Ranch, L.L.C.

B & C Water Resources, Inc.

B & C Water Resources, L.L.C.

Plum Creek Timber Operations I, L.L.C.

Plum Creek Timber Operations II, Inc.

Escanaba Timberlands Holding IV, L.L.C.